UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): March 15, 2007

Sona Mobile Holdings Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-12817	95-3087593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 Park Avenue, 39th Floor New York, New York	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number including area code:	(212) 918-0584

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 15, 2007, Sona Mobile Holdings Corp. (the “Company”) entered into a Software Development Agreement (the “Agreement”) with Daily Racing Form, LLC (“DRF”), pursuant to which the Company will develop an exclusive DRF-branded mobile portal to enable subscribers to access horse racing entries, scratches, results, and other content taken from DRF publications (the “DRF Content”) for certain mobile devices.

Pursuant to the Agreement, DRF has granted to the Company a license to the DRF Content to permit the Company to develop, market and distribute the portal. The Company has the right to sublicense the portal and DRF Content along with portions of the Sona Wireless Platform or other Company technology for use on third-party mobile wagering platforms. The Company will be the exclusive mobile device provider in certain territories for the DRF Content and the DRF trademarks. The Company will own all intellectual property rights to the portal (excluding the DRF Content and DRF trademarks).

The Company will soon make to DRF an initial payment and, beginning on September 15, 2007, will pay DRF a recoupable but non-refundable incremental fee per quarter, for six quarters. The Company has the right to receive and retain all non-wagering revenues generated from the portal (less royalties paid to a certain third party which are 15% of gross revenues) until the incremental fee is recouped. Thereafter, all non-wagering revenues, less the third party royalties and subject to the Company’s deductions of third party fees, will be shared equally.

Item 9.01.	Financial Statements and Exhibits
(d)	Exhibits
99.1	Press Release, dated March 16, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sona Mobile Holdings Corp. (Registrant)

Date: March 21, 2007	By:	/s/ Stephen Fellows
Name: Stephen Fellows Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release, dated March 16, 2007.